SCHEDULE 14A

                       Information Required in Proxy Statement


                               SCHEDULE 14A INFORMATION
             Proxy Statement Pursuant to Section 14(a) of the Securities
                                 Exchange Act of 1934

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          [ ]  Preliminary Proxy Statement
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          [X]  Definitive Additional Materials
          [ ]  Soliciting  Material Pursuant to Section 240.14a-11(c) or
               Section 240.14a-12

                                Avondale Industries, Inc.
                     (Name of Registrant as Specified In Its Charter

                     Board of Directors of Avondale Industries, Inc.
                        (Name of Person(s) Filing Proxy Statement)

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
                                [AVONDALE LETTERHEAD]









          April 20, 1994




          Dear Fellow Employee,

          As you may be aware, the union has proposed a list of issues to be voted on by the shareholders at the annual shareholders meeting on May 6, 1994.

          I wanted to be sure you received the Company's position statement opposing these proposals. The Company urges you to vote AGAINST those proposals and FOR the two nominees for director. Enclosed is a copy of the Company's position on the initiatives and sample voting instructions showing how to vote against the proposals and for the two directors.

          Sincerely,

          /s/ Al Bossier


          Enclosure

                                [AVONDALE LETTERHEAD]
                                                             April 19, 1994

          Dear ESOP Participant:

          Proxy solicitation material from a group calling itself the "Avondale Shareholder Committee" has recently been filed with the Securities and Exchange Commission proposing advisory shareholder votes asking the Company's Board of Directors to consider changes to the Company's corporate governance structure.

          You need to appreciate that this so-called "committee" is controlled by union organizers who your Company's Board of Directors and management believe are motivated not by legitimate stockholder interests but rather by the desire to advance union-related goals that are harmful to the interests of the Company's stockholders and employees. Your Company's Board of Directors and management strongly urge you NOT to vote in favor of any proposal advanced by this committee. We ask you to sign, date and return any voting instruction form you may receive with a vote AGAINST each of the committee proposals and FOR the two nominees for director.

          We have noted that included among the members of the committee are the United Brotherhood of Carpenters and Joiners of America ("Union") and John Meese, president of the Metal Trades Department, AFL-CIO. The Union, which is an affiliate of the Metal Trades Department, and Mr. Meese became stockholders of record of the Company on April 1, 1994, two business days prior to the record date for the meeting, when they purchased a total of 150 shares of the Company's common stock. We also have noted that the committee's proxy card has named in addition to Mr. Meese, Ed Durkin (director of special programs for the Union) and Phil Miller, a local union organizer, each of whom is a full-time union professional and neither of whom are stockholders, as the proxy holders for the annual meeting. It is our belief that this amounts to undeniable evidence that the committee is union controlled.

          In June 1993, an election was conducted to determine whether certain of the Company's main shipyard's employees desired to be represented by the Metal Trades Department of the AFL-CIO. The National Labor Relations Board is in the process of determining the final outcome of the election.

          The Company has opposed the unionization of the workforce at the main shipyard because the Board of Directors and management believes unionization is not in the best interests of the Company's employees or stockholders. The Company's Board of Directors and management believe that the goals of the union, through the committee, in conducting its proxy solicitation are to attempt to discredit the Company's management and to attempt to weaken the Company's resolve in opposing the unionization of certain of its employees. The Company is just one of many companies that have recently been the target of this union tactic of fostering proxy contests, which the Company's Board of Directors and management believe is an inappropriate way to address labor matters.

          The Company is currently the only major non-union shipyard in the United States. The Company's Board of Directors and management believe that the Company's competitive advantage is due in part to its non-union status and that to give in to union pressure would be detrimental to stockholders' interests.

          The year 1993 marked a significant turning point for the Company as its stock price more than tripled. In addition, during 1993 the Company successfully secured shipbuilding contracts that increased its backlog from a low during the year of approximately $495 million to over $2.2 billion (with options) at year end, an increase of over 400%. The Company also successfully negotiated with the U.S. Navy a $145 million settlement of the Company's previously submitted Requests for Equitable Adjustment with respect to those contracts that were a major reason for the Company's losses in recent years, and reduced its indebtedness over the past 18 months by approximately $82 million. These actions substantially strengthened the Company's financial condition and positioned the Company to take advantage of future business opportunities.

          The same management that the committee has charged with "mismanagement" is responsible for the positive developments in 1993 that will benefit the stockholders and employees in the years ahead. Actions taken by the Company's management will enable the Company to continue to sustain employment at relatively high levels, as the Company was able to do during the difficult period in the late 1980s and early 1990s when many other companies were dramatically downsizing their workforce or going out of business entirely. The Company encourages you to read the Company's 1993 Annual Report, which contains information regarding the achievements of the Company's management and the Company's prospects.

          The Company's Board of Directors is fully informed regarding the ongoing debate over the appropriate structure of the governance of American corporations. The Board continually evaluates these concerns in fulfilling its obligation to manage the Company in the best interests of its stockholders.

          The Company's employees and management have worked very hard to return the Company to profitability and the prospects for a profitable future are bright. The Company does not believe it is in the stockholders' or employees' best interests to disrupt the Company's turnaround at the very time when both the stockholders and employees are on the verge of reaping the rewards of these efforts.

          Once again, we urge you to sign, date and return any voting instruction form you may receive with a vote AGAINST each of the committee proposals and FOR the two nominees for director.

          Sincerely,

          THE BOARD OF DIRECTORS OF
          AVONDALE INDUSTRIES, INC.


          By:
                 Albert L. Bossier, Jr.
                 Chairman, President &
                Chief Executive Officer

                              SAMPLE VOTING INSTRUCTIONS



Election of Directors:

   [X]  FOR both nominees listed below (except   [ ]  WITHHOLD AUTHORITY
        as marked to the contrary below)              to vote for both nominees
                                                      listed below

   INSTRUCTIONS:  To withhold authority to vote for either nominee, strike a line through the nominee's name listed below.

                Albert L. Bossier, Jr.               Hugh A. Thompson





                                COMMITTEE PROPOSALS


1.  Independent Board Resolution
        [ ]  FOR                           [X]  AGAINST            [ ]  ABSTAIN

2.  Nominating Committee Resolution
        [ ]  FOR                           [X]  AGAINST            [ ]  ABSTAIN

3.  Confidential Proxy Voting Resolution
        [ ]  FOR                           [X]  AGAINST            [ ]  ABSTAIN

4.  Board of Directors Declassification
      Resolution
        [ ]  FOR                           [X]  AGAINST            [ ]  ABSTAIN

5.  Cumulative Voting Resolution
        [ ]  FOR                           [X]  AGAINST            [ ]  ABSTAIN

6.  Reconstitution of Compensation Committee Resolution
        [ ]  FOR                           [X]  AGAINST            [ ]  ABSTAIN



                                     Date:              , 1994


                                             Signature of Shareholder


                                       Additional Signature, if held jointly

                                    PLEASE SIGN EXACTLY AS NAME APPEARS HEREON.